Exhibit 99.2

FOR IMMEDIATE RELEASE

CONSTELLATION BRANDS BEER DIVISION VOLUNTARILY

RECALLS SELECT PACKAGES OF 12 OZ CORONA EXTRA

CHICAGO – AUGUST 24, 2014 – Constellation Brands Beer Division today announced a voluntary recall of select packages in Guam containing 12-ounce clear glass bottles of its Corona Extra beer that may contain small particles of glass. The voluntary recall covers 12-ounce clear bottles in select six-pack, 12-pack and 18-pack packages containing bottles with the production codes listed below.

This recall comes after routine inspections in the company’s quality control laboratory detected defects in certain bottles that could cause small particles of glass to break off and fall into the bottle. The affected bottles came from one of four glass plants run by a third party manufacturer, which supplies the company the bottles. While the company believes that less than 1 percent of the bottles produced from the plant may be affected, it is recalling select packages that may contain defective bottles to ensure the safety of consumers.

Affected Production Codes:

The following production codes are included in the recall:

Any code that starts with “G” and also ends with “9” on six- and 12-packs

Any code that starts with “F29” and also ends with “9” on 18-packs only

Any code that starts with “F30” and also ends with “9” on 18-packs only

To date the company has received no reports of injuries resulting from the affected bottles.

The following products are not being recalled:

Corona Extra cans

Corona Extra 24-pack loose bottles

Corona Extra 24 oz. bottle

Corona Extra draft beer

Corona Light bottles

Corona Light cans

Corona Light draft beer

Corona Familiar

Coronitas

“We are troubled by this development and are working proactively with our distributors, retailers and consumers to resolve this situation as quickly as possible,” said Bill Hackett, President of Constellation Brands Beer Division. “Throughout its history, Corona Extra is a brand that has been synonymous with quality, consistency and refreshment. Our entire organization, including our brewers, our production team, and all our employees across our system, is absolutely committed to doing everything possible to complete this recall quickly, and ensure the safety of our consumers and integrity of our product.”

Upon discovering the issue, Constellation took prompt action to identify and secure potentially affected product and will work closely with distributors and retailers to minimize the impact on consumers. The company is diligently working to recover potentially affected product that is in retail stores and may have reached consumers.

Consumers who have bottles marked with the listed production codes can visit http://www.coronausa.com/recall for more information, and email corona@premiereresponse.com for instructions on reimbursement.

About Constellation Brands Beer Division

Constellation Brands Beer Division is the #3 beer company in the U.S. and the exclusive brewer, marketer and supplier of a growing portfolio of high-end, iconic, imported beer brands for the U.S. market. The portfolio includes Corona Extra (the #1 imported beer in the U.S. and #5 beer overall), Corona Light, Modelo Especial, Negra Modelo, Pacifico and Victoria beer brands. The Beer Division also imports the Tsingtao beer brand in the U.S. For more information, visit www.cbrands.com.

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Media Contacts:

Cheryl Gossin

Constellation Brands, Inc.

(585) 678-7191

cheryl.gossin@cbrands.com

Emily Reynolds

Constellation Brands Beer Division

(312) 873-9274

emily.reynolds@cbrands.com